Exhibit 3.22

AUTODIE LLC

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

This THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of AUTODIE LLC, a Delaware limited liability company (the “Company”), dated and effective as of June 10, 2009, is entered into by Chrysler Group LLC as the sole member (the “Member”).

WHEREAS, on November 6, 2006 the Company was created in Delaware with the name MBtech Autodie LLC with DaimlerChrysler North America Holding Corporation as its member, and whereas on April 17, 2009 the Company’s membership interest was transferred to Chrysler LLC and an Amended and Restated Limited Liability Company Agreement dated April 17, 2009 was signed by its member, whereas on April 23, 2009 the name of the Company was changed to Autodie LLC, and whereas on June 10, 2009 the Member changed to Chrysler Group LLC thus requiring this amendment to its Limited Liability Company Agreement.

NOW, THEREFORE, in consideration of the foregoing and the covenants, conditions and agreements herein contained, the Member hereby adopts this Third Amended and Restated Limited Liability Company Agreement and further agrees as follows:

1. THE COMPANY

1.1 Name. The name of the Company is “Autodie LLC”. The Company, and all equity ownership interests in the Company, will be governed by this Agreement and, except as modified by this Agreement, by the Delaware Limited Liability Company Act, as may be amended from time to time (the “Act”).

1.2 Membership Interest. The equity ownership interest in the Company is designated as the “Membership Interest.” The Membership Interest is personal property and the owner of the Membership Interest has no claim to specific property of the Company. The Membership Interest is represented by a Certificate Evidencing Membership Interest, a form of which is set forth as Schedule A attached hereto. The percentage Membership Interest held by the Member is set forth on Schedule B attached hereto, which may be amended from time to time to reflect the Membership Interest outstanding at any time.

1.3 Offices; Registered Agent. The name and address of the agent for service of process, and the address of the registered office in the State of Delaware, is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware. The address of the Company is 1000 Chrysler Drive, Auburn Hills, Michigan 48326. The Company may have such offices or places of business as the Member may designate or as the business of the Company may from time to time require. The principal office, registered office and the registered agent may be changed from time to time by written action of the Member.

1.4 Term of the Company. The Company will have perpetual existence, unless sooner terminated in accordance with the provisions of this Agreement.

1.5 Business Purpose. The Company is organized for the purpose of engaging in any lawful act or activity for which limited liability companies may be organized under the Act. Except as otherwise provided in the Act or by other applicable law, the Company will have the power to do all things necessary or convenient to effect any or all of its business purposes.

1.6 Tax Classification. It is the Member’s express intention that, in accordance with Treasury Regulation Section 301.7701-3(a) and corresponding provisions of applicable state tax laws (and any successor provisions), the Company be classified as an association taxable as a corporation for all income and franchise tax purposes. To that end, for any period that the Company taxable as a corporation, all of the Company’s items of income, gain, deduction, loss, and credit, will be included directly in the federal (and applicable state) income and franchise tax returns of the Company, unless the Company is included in a consolidated return filing.

1.7 Article 8 of the Uniform Commercial Code. The Company hereby irrevocably elects that all membership interests in the Company shall be securities governed by Article 8 of the Uniform Commercial Code as in effect in the State of Delaware and each other applicable jurisdiction. All membership interests in the Company shall be endorsed by a Certificate. Each Certificate evidencing membership interests in the Company shall bear the following legend: “This certificate evidences an interest in the Company and shall constitute a security governed by Article 8 of the Uniform Commercial Code as in effect in the State of Delaware and, to the extent permitted by applicable law, Article 8 of the Uniform Commercial Code of each other applicable jurisdiction.”

2. CAPITAL CONTRIBUTIONS

2.1 Initial Capital Contribution. The Member will be credited with making an initial contribution to the capital of the Company equal to the entire amount of cash or property reflected on the Company’s books and records (the “Initial Capital Contribution”). Only the owner of the Membership Interest has the right to recover this Initial Capital Contribution.

2.2 Additional Capital Contributions. Additional contributions to the capital of the Company may be made at such times and in such amounts as the Member may decide from time to time (“Additional Capital Contributions”). As the holder of the Membership Interest, the Member is the only Person (as defined below in this Section 2.2) that has the right to make Additional Capital Contributions, and that has the right to recover any Additional Capital Contributions. Any Additional Capital Contribution made by the Member will not be in exchange for additional membership interests in the Company or any other consideration issued by the Company. For purposes of this Agreement, a “Person” means any natural person, general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or other entity, including without limitation, a foreign trust or any foreign business organization, and heirs, executors, administrators, legal representatives, successors and assigns of each Person where the context so permits.

2.3 Advances from the Member. Any advance other than the Initial Capital Contribution or Additional Capital Contributions made by the Member or any other Person to the Company will not be deemed a capital contribution to, or be reflected on the balance of, any capital account of the Company. The amount of any such advance will instead create indebtedness owing by the Company to the Member or such other Person and, except as otherwise expressly provided in this Agreement, will be repaid as soon as practicable to the Member or such other Person. Any distribution relating to an advance other than the Initial Capital Contribution or Additional Capital Contributions made by the Member or any other Person to the Company will constitute a repayment of such advance, and any excess distribution will not create a deemed equity interest in the Company.

2.4 No Interest. No interest will be paid by the Company on the Initial Capital Contribution or any Additional Capital Contribution.

3. MANAGEMENT AND OPERATIONS

3.1 Management by the Board. The Company will have a Board of Directors (the “Board”) consisting of one or more Directors who will be elected by the Member, and who will constitute “Managers” within the meaning of the Act. A Director will serve until he or she resigns or is removed by the Member, with or without cause. Except as expressly set forth herein, the management, control and operation of the Company will be vested exclusively in the Board, and the Board will have full power and authority and absolute discretion to do all things deemed necessary or desirable by it to conduct the business of the Company; provided however, that the consent of the Member will be required to approve the following: (i) dissolution of the Company, (ii) merger or conversion involving the Company, (iii) the admission of a new member, and (iv) amendment of the Certificate of Formation of the Company or this Agreement. A majority of the number of Directors will constitute a quorum for the transaction of business at a meeting of the Board. Unless a greater vote is required by the Act or this Agreement, the affirmative vote or consent of a majority of the Directors present at a meeting at which a quorum is present is necessary to approve a matter or authorize an action. The Board will keep minutes of its meetings and will remain an active Board of Directors consisting of the appointed Directors thereof until otherwise directed or reconstituted by the Member.

3.2 Officers. The Member or the Board, by written resolution, may appoint, remove (with or without cause) or replace any Officer or designate such additional Officers as they deem necessary or proper in the conduct of the affairs of the Company, and may delegate to such Officers the titles, duties, responsibilities, and authorities reflected in such resolutions. At all times, the actions of the Officers will be subject to the review, delegation, redetermination, direction, and control of the Member or the Board. Each Officer shall hold office until his or her resignation or removal by the Member or the Board.

3.3 Committees. The Directors or the Member, by written resolution adopted at a meeting of the Board or of the Member or by unanimous written consent of the Board or the Member in lieu of a meeting, may designate one or more committees (a “Committee”) consisting of one or more Directors. A Committee will have and exercise powers to the extent provided in the applicable resolution. Except as may be otherwise provided by written resolution adopted at a meeting of the Board or the Member or by unanimous written consent of the Board or the Member in lieu of a meeting, a majority of the members of a Committee will constitute a quorum and the majority vote of the Committee members at a meeting at which a quorum is present will be the act of the Committee. A Committee will keep minutes of its meetings and will remain an active Committee consisting of the appointed members thereof until otherwise directed or reconstituted by written resolution adopted at a meeting of the Board of the Directors or by unanimous written consent of the Board in lieu of a meeting.

3.4 Action by the Member, Directors, or Committee. Any action required to, or which may, be taken by the Member, Directors, or Committee may be taken without a meeting by consent thereto in writing, setting forth the action so taken, and unanimously signed, as applicable, by the Member, Directors, or the Committee.

3.5 Indemnity.

3.5.1 Indemnity of Directors, Officers, Employees. Each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director, officer, employee or agent of the Company or any of its subsidiaries or members or is or was serving at the request of the Company or any of its subsidiaries or members, as a director, officer, employee, fiduciary or agent of another Company or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Act, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph 3.5.2 with respect to proceedings seeking to enforce rights to indemnification, the Company shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred in this Section shall be a contract right. The Company shall pay the expenses (including attorneys’ fees) incurred by any person described in the first sentence of this Section in defending any such proceeding in advance of its final disposition; provided, however, that, if the Act or the Company so requires, the payment of such expenses incurred by such person in advance of the final disposition of a proceeding shall be made only upon delivery to the Company of an undertaking, by or on behalf of such person, to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified under this Section 3.5 or otherwise.

3.5.2 Recovery of Claims. If a claim under paragraph 3.5.1 is not paid in full by the Company within sixty days after a written claim has been received by the Company, except in the case of a claim for expenses incurred in defending a proceeding in advance of its final disposition, in which case the applicable period shall be twenty days, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Company) that the claimant has not met the standards of conduct which make it permissible under the Act for the Company to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including its disinterested directors (or a committee thereof), independent legal counsel, or its members) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Act, nor an actual determination by the Company (including its disinterested directors (or a committee thereof), independent legal counsel, or its members) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

3.5.3 Exclusivity. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section 3.5 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Limited Liability Company Agreement, Certificate of Formation, agreement, vote of members or disinterested directors or otherwise.

3.5.4 Insurance. The Company may maintain insurance, at its expense, to protect itself and any of its subsidiaries or affiliates and any director, officer, employee or agent of the Company and any of its subsidiaries or affiliates or another company, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Act.

3.5.5 Contracts and Trust Funds. The Company may enter into contracts with any director, officer, employee or agent of the Company or any of its subsidiaries or affiliates providing indemnification to the full extent authorized or permitted by the Act and may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and other similar arrangements) to ensure the payment of such amounts as may become necessary to effect indemnification pursuant to such contracts or otherwise.

3.5.6 Reduction. The Company’s indemnity of or advancement of expenses to any person who was or is serving at its request as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise shall be reduced by any amounts such person may collect as indemnification or advancement from such other company, partnership, joint venture, trust or other enterprise.

3.5.7 Repeal or Modification. Any repeal or modification of the foregoing paragraphs of Section 3.5 shall not adversely affect any right or protection of a person with respect to any act or omission occurring prior to the time of such repeal or modification.

4. DISTRIBUTIONS

4.1 Distribution. Distributions may be made only to the Member from time to time as the Company may decide after the Company has established such reserves for anticipated Company needs (taking into account existing and potential liabilities and obligations of the Company) as the Member and Company deem reasonable, provided, that such distributions may be made only if, after the distribution, the assets of the Company will not be less than all liabilities of the Company, excluding liabilities to the Member on account of its Initial Capital Contribution and Additional Capital Contributions.

4.2 Reimbursements. All of the Company’s expenses will be billed directly to, and paid by, the Company. The Company is specifically authorized to make reimbursements to the Member should the Member provide, at market rates, goods, materials, or services used for or by the Company.

5. ADMISSION OF ADDITIONAL MEMBERS

Absent a separate written statement of consent by the Member, the Company shall not cause the Company to have more than one member by issuing a membership interest to a Person other than the Member (“Issuance of Additional Interest”). In connection with any Issuance of Additional Interest in accordance with this Section 5, this Agreement shall be superseded by a limited liability company agreement approved by the Member and entered into by all members, including each additional member, and the Company.

6. DISSOLUTION AND LIQUIDATION

6.1 Dissolution. This Agreement will terminate, and the Company will be dissolved, upon the determination of the Member. The dissolution or bankruptcy of the Member will not affect the status of the Company.

6.2 Certificate of Dissolution. As soon as possible following the determination of the Member to dissolve the Company, the Member will cause to be executed and file a Certificate of Dissolution in such form as may be prescribed by the Act.

6.3 Procedures.

6.3.1 Liquidation of Assets. In the event of the dissolution of the Company, the Member or the person required by law to wind up the Company’s affairs (the Member or such other person being referred to in this Agreement as the “Liquidating Agent”) will begin to wind up the affairs of the Company and liquidate its assets as promptly as is consistent with obtaining fair value therefore. In connection with any such winding up and liquidation, a financial statement of the Company as of the date of dissolution will be prepared and furnished to the Member by the Liquidating Agent.

6.3.2 Authority of Liquidating Agent. In connection with the winding up and dissolution of the Company, the Liquidating Agent will have all of the rights and powers with respect to the assets and liabilities of the Company that the Member or the Board would have pursuant to the Act or any other applicable law.

6.3.3 Distribution of Assets. Following the payment of, or provision for, all debts and liabilities of the Company and all expenses of liquidation, and subject to the right of the Liquidating Agent to set up such cash reserves as the Liquidating Agent may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company, the proceeds of the liquidation and any other funds (or other remaining assets) of the Company will be distributed in cash to the Member.

6.4 Termination of the Company. Upon the completion of the liquidation of the Company and the distribution of all Company funds and other assets, the Company and this Agreement will terminate and the Liquidating Agent will have the authority to take or cause to be taken such actions as are necessary or reasonable in order to obtain a certificate of dissolution of the Company as well as any and all other documents required by the Act or any other applicable law to effectuate the dissolution and termination of the Company.

7. FISCAL AND ADMINISTRATIVE MATTERS

7.1 Fiscal Year. The fiscal year of the Company will be the calendar year unless otherwise determined by the Member.

7.2 Deposit. All funds of the Company will be deposited from time to time to the credit of the Company in such banks, trust companies, or other depositories as the Directors or Officers may select.

7.3 Checks, Drafts, Etc. All checks, drafts or other orders for the payment of money, and all notes or other evidences of indebtedness issued in the name of the Company, will be signed by an Officer or any other person selected by the Directors or Member unless otherwise directed by the Directors or Member.

7.4 Books and Records. The Company will keep or cause to be kept accurate and complete minutes and records of the meetings or consents in lieu of meeting of the Member and the Directors and books and records of account of the Company, which will be kept at the principal place of business of the Company or at such other places as the Directors will from time to time determine. The Member will have the right to examine at any reasonable time or times for any purpose, the minutes and records of the Directors and the books and records of account of the Company, and to make copies thereof.

7.5 Policies. The Company will follow and abide by all policies and procedures formulated and issued by its Member.

8. AMENDMENTS

The Member may at any time and without limitation, vary, modify, or change this Agreement by, and only by, a written amendment duly adopted by the Member.

IN WITNESS WHEREOF, this Agreement has been adopted as of the day and year first above written.

Chrysler Group LLC

By:	/s/ Thomas E. Gunton
Thomas E. Gunton
Vice President

Autodie LLC

By:	/s/ Byron C. Babbish
Byron C. Babbish
Assistant Secretary

SCHEDULE A

Member	Initial Capital Contribution	Percent of Membership Interest	Certificate Number
CHRYSLER GROUP LLC	$10,000,000	100%	None Issued

SCHEDULE B

[FORM OF] CERTIFICATE EVIDENCING MEMBERSHIP INTERESTS OF

AUTODIE LLC

This certificate evidences an interest in the Company and shall constitute a security governed by Article 8 of the Uniform Commercial Code as in effect in the State of Delaware and, to the extent permitted by applicable law, Article 8 of the Uniform Commercial Code of each other applicable jurisdiction.

Membership Interest Percentage	Certificate Number
[ ]	[	]

This certifies that [            ] is the registered holder of 100% Membership Interest of Autodie LLC, a limited liability company organized under the laws of the State of Delaware (the “Company”).

TRANSFER OF THE MEMBERSHIP INTEREST IS SUBJECT TO RESTRICTIONS AND OTHER TERMS AND CONDITIONS SET FORTH IN THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF THE COMPANY, AS THE SAME MAY BE AMENDED FROM TIME TO TIME (THE “AGREEMENT”), COPIES OF WHICH ARE ON FILE WITH THE COMPANY, AND NO PROPOSED TRANSFER, BY PLEDGE OR OTHERWISE, MAY BE EFFECTED OTHER THAN AS EXPRESSLY PERMITTED BY SUCH AGREEMENT.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS REGISTERED PURSUANT TO SUCH ACT AND ANY APPLICABLE STATE SECURITIES LAW OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

This Certificate and the Membership Interest represented hereby are issued and shall in all respects be subject to the terms and provisions of the Agreement. The Company will furnish without charge to each Membership Interest holder who so requests a copy of the Agreement.

IN WITNESS WHEREOF, the Company has caused this Certificate to be signed by its duly authorized representative as of             , 200    .

Autodie LLC

By:
Name:
Title:

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